Exhibit 12.3

WAL-MART STORES, INC. AND SUBSIDIARIES

Return on Investment and Return on Average Assets

In various written and oral releases or presentations to analysts, investors and/or shareholders, management may, from time to time, refer to return on investment (“ROI”) and return on average assets (“ROA”). We define return on investment as adjusted operating income (operating income plus interest income, depreciation and amortization and rent from continuing operations) for the fiscal year or trailing twelve months divided by average investment during that period. We consider average investment to be the average of our beginning and ending total assets of continuing operations plus accumulated depreciation and amortization less accounts payable and accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing twelve months multiplied by a factor of eight. Management believes return on investment is a meaningful metric to share with investors because it helps assess how efficiently the Company is employing its assets.

Return on investment differs from return on assets (income from continuing operations for the fiscal year or the trailing twelve months divided by average of total assets of continuing operations for the period) because: return on investment adjusts operating income to exclude certain expense items and add interest income; it adjusts total assets from continuing operations for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and it incorporates a factor of rent to arrive at total invested capital. We consider return on assets to be the financial measure computed in accordance with generally accepted accounting principles that is the most directly comparable financial measure to return on investment as we calculate that financial measure.

Although return on investment is a standard financial metric, numerous methods exist for calculating a company’s return on investment. As a result, the method used by management to calculate return on investment may differ from the method other companies use to calculate their return on investment. We urge you to understand the method used by another company to calculate its return on investment before comparing our return on investment to that of the other company.

	12 Months Ended July 31, 2007	12 Months Ended July 31, 2006
NUMERATOR
Operating Income (1)	$21,040	$19,591
+ Interest Income (1)	314	265
+ Depreciation and Amortization (1)	5,877	5,002
+ Rent (1)	1,512	1,215

= Adjusted Operating Income (1)	$28,743	$26,073

DENOMINATOR
Average Total Assets of Continuing Operations (2)	149,934	132,522
+ Average Accumulated Depreciation and Amortization (2)	27,342	23,669
- Average Accounts Payable (2)	26,886	24,192
- Average Accrued Liabilities (2)	13,542	12,361
+ Trailing 12 months of rent * 8 (2)	12,096	9,720

= Invested Capital (2)	$148,944	$129,358

ROI	19.3%	20.2%

ROA (3)	8.6%	9.1%

	As of July 31, 2007	As of July 31, 2006	As of July 31, 2005
CERTAIN BALANCE SHEET DATA
Total Assets of Continuing Operations (1)	$156,949	$142,918	$122,125
Accumulated Depreciation and Amortization (1)	29,221	25,462	21,875
Accounts Payable (1)	27,748	26,023	22,360
Accrued Liabilities (1)	14,056	13,028	11,693

	12 Months Ended July 31, 2007	12 Months Ended July 31, 2006
CERTAIN INCOME STATEMENT DATA
Income From Continuing Operations Before Minority Interest (1)	12,925	12,046

(1)	Based on continuing operations only; and, therefore excludes the impact of our South Korean and German operations, which were sold in fiscal 2007, all of which are classified as discontinued operations. Total assets as of July 31, 2005 and July 31, 2006 in the table above exclude assets of discontinued operations that are reflected in the Condensed Consolidated Balance Sheets of $2,640 and $1,870, respectively.
(2)	The average based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.
(3)	Income from continuing operations before minority interest divided by average total assets from continuing operations.